Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Amendment No. 1 to the Registration Statement, including in the section “Management,” filed by Arc Logistics Partners LP on Form S-1 (Commission File No. 333-191534) and each related Prospectus and each further amendments or supplements thereto.

Dated: October 18, 2013

/s/ Sidney L. Tassin
Name: Sidney L. Tassin